Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     GMAC Commercial Finance LLC (successor by merger to GMAC Business Credit, LLC) (“Lender”), a Delaware limited liability company, with offices at 3000 Town Center, Suite 280, Southfield, Michigan 48075, Transcat, Inc. an Ohio Corporation (“Parent”), and Transmation (Canada) Inc., a Canadian corporation (“Subsidiary” or together with Parent, the “Borrowers” or a “Borrower”, as applicable) with a principal place of business at 35 Vantage Point Drive, Rochester, New York 14624, enter into this Amended and Restated Loan and Security Agreement on November 1, 2004 (the “Agreement”).

BACKGROUND

     This Agreement is based on the following background facts, which are incorporated and made a part of this Agreement:

     A.      On November 12, 2002, Borrowers and Lender entered into a Loan and Security Agreement (as amended from time to time prior to the date of this Agreement, the “Original Loan Agreement”) and related documents and agreements (collectively with the Original Loan Agreement, the “Original Loan Documents”).

     B.      Borrowers are currently in default of Section 8.11 of the Original Loan Agreement for failing to achieve EBITDA of at least $2.5 million for the four fiscal quarters ending September 25, 2004 (the “EBITDA Default”). Borrowers have requested that the Lender amend the Original Loan Agreement and waive the EBITDA Default and Lender has agreed subject to amending and restating the Original Loan Agreement as set forth in this Agreement.

     C.      In connection with amending and restating the Original Loan Agreement, the parties desire to restate in this Agreement, and the documents and instruments executed in connection with this Agreement, all of the terms of the Original Loan Agreement (as previously amended and as amended hereby), but to preserve and reaffirm the grants of security interests, liens and pledge granted to Lender (as successor by merger to GMAC Business Credit, LLC) therein and, further the parties hereto intend that all security agreements, and liens, security interests, pledges and guaranties granted in accordance with the Original Loan Documents remain in full force and effect in favor of Lender.

1A. GENERAL LENDING TERMS

     The following are the general terms of the loans to be made under this Agreement:

     A.     A revolving line of credit (the “Revolving Loans”) up to the lesser of the Borrowing Base (defined below) or $9,000,000.00 (the “Revolving Advance Limit”). The “Borrowing Base” is initially (a) 85% of the aggregate outstanding amount of Eligible Accounts plus (b) the lesser of (i) 50% of the aggregate value of Eligible Inventory, or (ii) $3,000,000.00; minus (c) the Reserves. The advance rate against Eligible Accounts will reduce by one percentage point for each percentage point (or fraction thereof) that Dilution exceeds 5% (for so long as Dilution exceeds 5%) and the advance rate against Eligible Inventory will change based upon the from time-to-time OLV of Borrowers’ Inventory.

     B.     A $1,498,000 term loan (“Term Loan A”) evidenced by the Term Note in the form attached as Exhibit 3.2A (“Term Note A”) and a $502,000 term loan (“Term Loan B” and along with Term Loan A, the “Term Loans”) evidenced by the Term Note in the form attached as Exhibit 3.2B (“Term Note B” and along with Term Note A, the “Term Notes”).

     C.     Provided the Cap-X Condition (defined below) has been satisfied, up to $1,000,000 in capital expenditure loans as provided in Section 3.3 below (the “Cap-X Loans”). The Cap-X Loans will be evidenced by a Cap-X Note in the form attached as Exhibit 3.3 (the “Cap-X Note”).

     D.     Subject to Section 3.5 below, the applicable interest rates (prior to an Event of Default) are set forth below based on the applicable Fixed Charge Coverage Ratio:

Fixed Charge
Tier	Coverage Ratio*	Revolving Loans	Cap-X Loans and Term Loan A	Term Loan B
1	1.249 or less	(a) Prime Rate plus 0% or (b) LIBOR plus 2.75%***	(a) Prime Rate plus .50% or (b) LIBOR plus 3.25%***	Prime Rate plus .75%
2	1.25 to 1.49**	(a) Prime Rate plus 0% or (b) LIBOR plus 2.50%***	(a) Prime Rate plus .25% or (b) LIBOR plus 3.00%***	Prime Rate plus .50%
3	1.50 or greater	(a) Prime Rate plus 0% or (b) LIBOR plus 2.25%***	(a) Prime Rate plus 0% or (b) LIBOR plus 2.75%***	Prime Rate plus .25%

* The Fixed Charge Coverage Ratio shall be determined as of the end of each fiscal quarter of Borrowers for the twelve months then ending based upon the financial statements to be delivered by the Borrowers pursuant to this Agreement. The determination of such ratios as of the end of each fiscal quarter shall be set forth on a certificate prepared by Borrowers and delivered with the financial statements to be delivered with respect to such quarter pursuant to this Agreement. Any increase or decrease in the applicable Base Rates (defined below) shall become effective after the fifth Business Day following the date on which Lender receives Borrowers’ financial statements required under this Agreement together with a certificate satisfactory to Lender in its reasonable discretion showing that a change in the applicable Base Rates is required. If no such financial statements or certificates are delivered and are not delivered within 15 days after written or verbal notice from Lender, then the applicable Base Rates will be those set forth in Tier 1.

** The initial pricing will be the pricing set forth in Tier 2 and the first reset of the pricing, if any, will be based on the financial statements delivered pursuant to this Agreement for the fiscal year ended March 26, 2005.

*** At Borrowers’ option. These rates will be referred to as a “Prime Base Rate” or a “LIBOR Base Rate”, as applicable, and either may be referred to as a “Base Rate”, and both may be collectively referred to as “Base Rates”.

     E.     This Agreement expires on October 31, 2007 (the “Term”).

     F.     Borrowers shall pay Lender a collateral servicing fee of $3,000.00 per month in advance, beginning on the first day of the first full month after execution of this Agreement.

     G.     Borrowers shall pay Lender a fee of $43,125 which is payable on the execution of this Agreement, which fee is fully earned upon the execution of this Agreement.

     H.     Borrowers shall pay Lender, on the first of each month, an unused line fee of 0.375% per annum times the average daily unused portion of the Revolving Advance Limit during the preceding month.

     I.     While all Revolving Loans will be made in U.S. Dollars, Revolving Loans made against Inventory located in Ontario, Canada or Accounts denominated in Canadian Dollars will be based upon the applicable values of such Collateral, using the Equivalent U.S. Dollar Amount. Unless otherwise noted, all references in this Agreement to “$” or “U.S. Dollars” means lawful money of the United States of America.

1B. AMENDMENT AND RESTATEMENT

     1B.1 Acknowledgment of Existing Indebtedness. Borrowers acknowledge that as of November 1, 2004, Borrowers were indebted to Lender (exclusive of accrued but unpaid interest) in the amount of $5,955,605.95 plus fees and costs provided for in the Loan Documents (the “Existing Indebtedness”). Borrowers further acknowledge that the Existing Indebtedness is owing to Lender without setoff, recoupment, defense, deduction, counterclaim, credit, allowance or adjustment, whether in law or equity, of any nature or kind.

     1B.2 Acknowledgment and Release. Borrowers acknowledge and agree that Lender and GMAC Business Credit, LLC fully performed all of their obligations under the Original Loan Agreement and the Original Loan Documents. Borrowers also acknowledge and agree that the actions taken by GMAC Business Credit, LLC and Lender to date in furtherance of the foregoing agreements and all other loan and security documents are reasonable and appropriate under the circumstances and are within their rights under such agreements and applicable law. Notwithstanding the foregoing, in consideration of the agreements and understandings herein, Borrowers for themselves and on behalf of their respective employees, agents, officers, directors, affiliates, subsidiaries, shareholders, attorneys, associates, executors, heirs, administrators, successors and assigns (collectively, “Associates”), hereby release, discharge, forever acquit and covenant not to sue GMAC Business Credit, LLC and Lender and each of their Associates from all claims based on facts in existence as of the date hereof related to the Original Loan Agreement or the Original Loan Documents, or the business relationship among Borrowers, GMAC Business Credit, LLC or Lender, whether or not any such claim now exists or hereafter arises.

     1B.3 Effect of Restatement. The parties acknowledge and agree that this Agreement amends, modifies and restates the Existing Indebtedness to Lender under the Original Loan Agreement; provided that the execution and delivery of this Agreement does not constitute (a) a novation or (b) a waiver or release of any indebtedness or other monetary obligations owing to Lender under the Original Loan Agreement. On the date of this Agreement, all Existing Indebtedness shall constitute Obligations hereunder and all outstanding loans advanced under the Original Loan Agreement will be deemed loans advanced under this Agreement.

     1B.4 Effect on Original Loan Documents. Subject to the terms of this Agreement, all Original Loan Documents (other than the Original Loan Agreement) shall remain in full force and effect, mutatis mutandis.

     1B.5 Waiver of EBITDA Default. Pursuant to Section 12.5 of the Original Loan Agreement, Lender hereby waives the EBITDA Default. This waiver is only with respect to the EBITDA Default for September 25, 2004 and should not be construed as a waiver of any other conditions, covenants, or restrictions under the Original Loan Agreement or this Agreement including, without limitation, further violations of Section 8.11 of the Agreement.

2. DEFINITIONS.

          In addition to the terms defined in this Agreement, the following terms have the given definitions:

          “Account Debtor” means any obligor under, with respect to, or on account of an Account.

          “Accounts” means all presently existing and hereafter arising accounts receivable, contract rights, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods or the rendition of services by a Borrower, whether or not earned by performance, all credit insurance, guaranties, supporting obligations, and other security therefor, as well as all goods returned to or reclaimed by a Borrower, and a Borrower’s Business Records relating to any of the foregoing.

          “Advance Limit” means the Revolving Advance Limit plus the from time-to-time outstanding principal balance owing on the Notes.

          “BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

     “Big Cat” means Borrowers’ all inclusive marketing catalogue for distributed products for use during (and the cost of which is amortized over) a period greater than 12 months.

     “Borrowing Base Certificate” has the meaning given in Section 8.3(a).

     “Business Day” means a day on which national banks are open for business in Detroit, Michigan.

     “Business Records” means all of a Borrower’s books and records including all of the following: ledgers, records indicating, summarizing or evidencing a Borrower’s assets (including the Collateral) or liabilities; all information relating to a Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs or other computer prepared information, and the equipment containing such information.

     “Canadian Dollars” means lawful money of Canada.

     “Canadian Loan Documents” means the GSA and any registration or financing statements filed on Lender’s behalf in Ontario, Canada.

     “Capital Expenditures” means, with respect to Borrowers for any period, the sum of the aggregate of all expenditures (whether paid in cash, capitalized as an asset or accrued as a liability) by Borrowers during such period which, in accordance with GAAP, are or should be included in “capital expenditures” or similar items reflected on the statements of cash flows of the respective Borrower. For purposes of this Agreement, Capital Expenditures shall not include Big Cat expenditures.

     “Capital Lease” means a capital lease or a lease which should be treated as a capital lease under GAAP.

     “Cap-X Condition” means Borrowers’ EBITDA at the end of any fiscal quarter (for the previous four quarters then ended) must equal or exceed $2,400,000.

     “Claims” means any demand, claim, action or cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, charge, lawsuit, contract, agreement, undertaking or deficiency, of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including interest, penalties, attorneys’ fees and other costs and expenses incident to proceedings or investigations relating to any of the foregoing or the defense of any of the foregoing), whether or not litigation has commenced.

     “Collateral” means all of the following: the Accounts; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; the Real Estate; the Business Records; Commercial Tort Claims; investment property; securities; any money or other assets of each Borrower which hereafter come into the possession, custody or control of Lender, including money on deposit in any blocked accounts to the extent such funds are determined to not be Lender’s property; and all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, Business Records, money, deposit accounts or other tangible or intangible property resulting from the sale or other disposition of the Collateral or any portion thereof or interest therein, and the proceeds thereof.

          “Commercial Tort Claims” has the meaning given in the UCC.

          “Deferred Taxes” means deferred taxes as that term is used under GAAP.

          “Depreciation Expense” means, for any period, depreciation, amortization (including Big Cat amortization), depletion and other like reductions to income for such period not involving any outlay of cash, determined on a consolidated basis in accordance with GAAP.

          “Dilution” means the aggregate amount of credits, returned goods, adjustments, deductions, setoffs and recoupments granted by either Borrower or taken by all Account Debtors in any calendar month divided by the aggregate amount of Borrowers’ sales during the calendar month.

          “EBITDA” means, for any stated period, Borrowers’ Net Income for such period with the following adjustments (all determined according to GAAP):

     (a)      Plus the sum of (without duplication)

(i)	Interest Expense for such period;

(ii)	Income Tax Expense for such period;

(iii)	Depreciation Expense for such period;

(iv)	non-recurring, extraordinary, one-time losses;

(v)	non-cash expenses associated with stock options and stock grants; and

(vi)	loan fees.

     (b)     Minus (i) non-recurring, extraordinary, one-time gains for such period, (ii) Big Cat advertising rebates; and (iii) income tax benefits.

          “Eligible Accounts” means for each Borrower, the Borrower’s Accounts listed on Borrowing Base Certificates delivered to Lender which Lender, in its discretion, determines to be an Eligible Account. Without limiting the generality of the immediately preceding sentence, no Account will be a Eligible Account unless it meets all of the following minimum requirements:

(1)	The Account is valued at its face amount and represents a complete, bona fide transaction for Eligible Inventory sold, delivered, and accepted by the Account Debtor or for services rendered (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) that requires no further act under any circumstances on the part of the Borrowers or any other person or entity to make such Account payable by the Account Debtor, and the Account arises from an arm’s-length transaction in the ordinary course of Borrowers’ business between Borrowers and an Account Debtor that is not an affiliate, partner, officer, or employee of Borrower, or a member of the family of any partner, officer, or employee of Borrower.

(2)	The Account is not unpaid more than 90 days from the earlier of (A) the date on which the original invoice rendered in connection with such Account was issued, and (B) the date on which the Eligible Inventory was shipped to, or the services were performed for, the Account Debtor.

(3)	The goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on a final sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, a trial basis, or on the basis of any other similar understanding, and no part of such goods have been returned or rejected.

(4)	The Account is not evidenced by chattel paper or an instrument of any kind.

(5)	The Account Debtor with respect to the Account (A) is not insolvent, (B) is not the subject of any Insolvency Proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, and (C) is not, in Lender’s reasonable discretion deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experience of Borrowers or Lender with the Account Debtor or unsatisfactory reputation of the Account Debtor).

(6)	The Account Debtor is located within United States of America or a Permitted Canadian Province.

(7)	If the Account Debtor is not located in the United States of America or a Permitted Canadian Province, the Account Debtor has provided credit insurance reasonably acceptable to Lender or a guaranty or other assurance reasonably acceptable to Lender from a domestic affiliate.

(8)	The Account is (A) not a Governmental Account, or (B) if it is a Governmental Account, the Federal Assignment of Claims Act (or applicable similar legislation in Canada) has been fully complied with so as to validly perfect Lender’s first-priority security interest to Lender’s satisfaction, provided, however, that Governmental Accounts up to $118,000 in the aggregate at any one time will be deemed Eligible Accounts even if they do not comply with provision (B) above.

(9)	The Account is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any dispute, condition, contingency, setoff, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor (collectively, a “Setoff”), and no fact exists that may provide a basis for any of the foregoing in the present or future; provided that except as otherwise provided in this Agreement, the Account will be ineligible only to the extent of the Setoff.

(10)	The Account is subject to a first-priority security interest in Lender’s favor and is not subject to any other lien, claim, encumbrance, or security interest whatsoever other than any Permitted Lien.

(11)	The Account is evidenced by an invoice or other documentation in form acceptable to Lender and arises from a contract, purchase order, or release that is satisfactory in form and substance to Lender.

(12)	No representation or warranty contained in this Agreement or any other agreement between Borrowers and Lender, or in any Borrowing Base Certificate with respect to such Account has been breached.

(13)	The Account is not subject to any provision prohibiting its assignment.

(14)	The Account does not represent any manufacturer’s or supplier’s credits, discounts, incentive plans, or other similar arrangements entitling the Borrowers to discounts on future purchases.

(15)	The Eligible Inventory giving rise to the Account was not, at the time of sale thereof, subject to any lien or encumbrance except in Lender’s favor.

(16)	The Account is payable in freely transferable U.S. Dollars or Canadian Dollars.

(17)	Borrowers have observed and complied with (A) all laws of the United States of America (including the Fair Labor Standards Act) except for any non-compliance that would not have a material adverse effect on Borrowers or the value of the Accounts and (B) all laws of the state or province in which the Account Debtor or the Account is located which, if not observed and complied with, would deny to the Borrowers access to the courts of such state or province.

             In addition to the foregoing requirements, Accounts of any Account Debtor that are otherwise qualified will be reduced to the extent of (1) any accounts payable (including, without limitation, Lender’s good faith estimate of any contingent liabilities) by Borrowers to such Account Debtor (“Contras”) and (2) that portion of an Account representing a retainage or holdback by the Account Debtor; provided that Lender, in its sole discretion may determine that none of such Accounts are Eligible Accounts if Contras and/or Setoffs represent 10% or more of the amount owing to Borrowers from such Account Debtor. Finally, all Accounts owing by a given Account Debtor will be ineligible if more than 50% of the total Accounts owing by such Account Debtor are otherwise ineligible.

             Any Account that is at any time an Eligible Account and that subsequently fails to meet any of the requirements set forth above will immediately cease to be an Eligible Account and must be removed from the Borrowing Base immediately.

             “Eligible Inventory” means for each Borrower, that portion of Borrower’s Inventory consisting of new, unused, finished goods Inventory in respect of which no further manufacturing, processing, or other work has to be done (other than packaging or crating for shipment or distribution), held for sale in the ordinary course of Borrower’s business that is listed on a Borrowing Base Certificate delivered to Lender in accordance with this Agreement that Lender determines to be Eligible Inventory. Without limiting the generality of the immediately preceding sentence, no Inventory will be Eligible Inventory unless it meets all the following minimum requirements:

(1)	The Inventory has not been shipped, delivered, provided to, purchased or sold by Borrowers on a bill and hold, consignment sale, guaranteed sale, trial or sale or return basis, or any other similar basis or understanding.

(2)	No Account has arisen with respect to such Inventory.

(3)	The Inventory has not been billed to a customer on a “progress billing” or similar basis prior to shipment to the customer.

(4)	The Inventory is valued at the lower of cost or market, on a first-in-first-out basis.

(5)	The Inventory is in Borrower’s possession (or the possession of Borrower’s salesmen to the extent that the value of such Inventory included in Borrowers’ Borrowing Base does not exceed $200,000 in the aggregate), or if the Inventory is located on premises not owned by the Borrower, the landlord or owner of such premises must have waived its distraint, lien, and similar rights with respect to such Inventory and must have agreed in a written agreement satisfactory to Lender (A) that Lender has a valid, perfected first priority security interest in the Inventory, (B) to give Lender notice of any default by Borrowers and the option to cure such default, (C) to permit Lender to enter such premises to repossess or remove the Inventory at any time, and (D) to grant Lender such other rights as Lender may reasonably request.

(6)	The Inventory is not subject to any royalty, copyright, trademark, trade name, or licensing arrangement, or any law, rule, or regulation that could limit or impair Lender’s ability to exercise its rights with respect to such Inventory.

(7)	The Inventory is held for resale and is not packaging, labels, manuals, supplies or repair parts.

(8)	The Inventory meets all standards imposed by any governmental agency, department, or division having regulatory authority over such Inventory or its use or sale including, without limitation, standards set forth in the Fair Labor Standards Act.

(9)	No representation or warranty in this Agreement, any other agreement between Borrowers and Lender, or any Borrowing Base Certificate has been breached with respect to such Inventory.

(10)	The Inventory is not obsolete, is of good and merchantable quality, and is readily salable.

(11)	The Inventory is subject to a first-priority security interest in Lender’s favor and is not subject to any other lien or encumbrance.

(12)	The Inventory is new and unused and has not been used on a trial or demonstration basis.

Any Inventory that is at any time Eligible Inventory and that subsequently fails to meet any of the requirements set forth above will cease to be Eligible Inventory immediately and must be removed from the Borrowing Base immediately.

             “Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the

United States or of any state, county or municipality in which Borrowers conduct their business or the Collateral is located.

          “Equipment” means all of Borrowers’ present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, parts, dies, jigs, goods (other than consumer goods, farm products or Inventory), wherever located, and any interest of Borrowers in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located.

          “Equivalent U.S. Dollar Amount” means, on any Business Day with respect to any amount of Canadian Dollars, the amount of U.S. Dollars which would be required to buy such amount of Canadian Dollars using the rate reported in the Wall Street Journal as the New York exchange mid-range rate to trading among banks in amounts of U.S. $1 million or more, as quoted at 4 p.m. Eastern time on the prior Business Day by Reuters and other sources (or another comparable rate as announced from time-to-time by Lender).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          “ERISA Affiliate” means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrowers are a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

          “Eurocurrency Reserve Requirement” is defined as part of the definition of LIBOR Rate.

          “Excess Availability” means at any time, the difference between Borrowers’ Borrowing Base and the outstanding Revolving Loans.

          “Excess Cash Flow” means the following (calculated each fiscal year according to GAAP): EBITDA less the sum of (i) principal payments on long term debt; (ii) Interest Expense; (iii) Big Cat expenditures; (iv) taxes paid during the fiscal year; (v) Capital Expenditures exclusive of leased or debt financed Capital Expenditures; (vi) lease payments on all Capital Leases and (vii) loan fees.

          “Expenses” means all reasonable fees and out-of-pocket disbursements incurred by Lender, including fees of counsel and court costs, in any way arising from or in connection with this Agreement, any Loan Documents, any of the Collateral, any of the Obligations or the business relationship between Lender and either Borrower, including, without limitation, (a) audit fees at the per day rate provided for in Section 8.6 below; (b) all reasonable fees and expenses (including recording fees and insurance policy fees) of Lender and counsel for Lender for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement and any Loan Documents; (c) all reasonable fees and out-of-pocket disbursements incurred by Lender, including reasonable attorneys’ fees, in any way arising from or in connection with any action taken by Lender to monitor, advise, administer, enforce or collect any of the Obligations under this Agreement, any Loan Documents or any other obligations of either Borrower, whether joint, joint and several, or several, under this Agreement (or any Loan Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Lender and either Borrower, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency Proceeding of either Borrower; (d) all reasonable expenses and fees (including reasonable attorneys’ fees) incurred in relation to, in connection with, in defense of and/or in prosecution of any litigation instituted by any one or more of the Borrowers, Lender or any third party against or involving Lender arising from, relating to, or in connection with any of the Obligations or either Borrower’s other obligations, this Agreement (or any Loan Documents), any of the Collateral, or the business relationship between Lender and either Borrower, including any so-called “lender liability” action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post-judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre-judgment or post-judgment matters); (e) all reasonable costs, expenses and fees incurred by Lender or its agents in connection with any appraisals or environmental assessments of all or any of the Collateral (and Borrowers shall fully cooperate with such appraisers and make their property available for appraisal in connection with as many appraisals or environmental assessments as Lender may request); (f) all reasonable fees described in Section 1A above, and (g) all reasonable costs, expenses and fees incurred by Lender and/or its counsel in connection with consultants, expert witnesses or other professionals retained by Lender and/or its counsel in order to assist, advise and/or give testimony with respect to any matter relating to this Agreement or any Loan Documents, the Collateral or the business relationship between Lender and either Borrower (and Borrowers shall fully cooperate with such consultant, expert witness or other professional and shall make their premises, books and records, accounting systems, computer systems and other media for the recordation of information available to such persons).

          “Fixed Charge Coverage Ratio” means for any applicable measurement period, the ratio of (a) EBITDA minus Capital Expenditures that are not financed (via loans or leases) to (b) the sum of Interest Expense, principal payments payable on Funded Debt, lease payments due on all Capital Leases, Income Tax Expenses (taxes attributable to the measurement period other than Deferred Taxes), loan fees, dividends and cash expenses associated with stock options.

          “Funded Debt” means, without duplication, all indebtedness that bears interest (whether current pay, accrued or otherwise), including without limitation, the deferred purchase price of property or services, all obligations to repurchase all or any portion of any property transferred or sold and all other obligations arising under arrangements or agreements that, in substance, provide financing.

          “GAAP” means generally accepted United States accounting principles, consistently applied.

          “General Intangibles” means all of each Borrower’s present and future general intangibles and other personal property (including Commercial Tort Claims, health care receivables, contract rights, rights arising under common law, statutes or regulations, choses or things in action, goodwill, going concern value, “blue sky”, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, monies due under any royalty or licensing agreements, route lists, infringement claims, software, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, business interruption insurance claims and proceeds and proceeds of insurance, other than casualty insurance, tax refunds and tax refund claims) other than goods and Accounts, and each Borrower’s Business Records relating to any of the foregoing.

          “Governmental Account” means an Account with respect to which the Account Debtor is the government of the United States of America or Canada, or any department, agency or instrumentality thereof (or of any State or Province therein).

          “GSA” means the General Security Agreement dated November 12, 2002 executed by Subsidiary in favor of Lender.

          “Hazardous Material” means any substance, material, emission or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon and any other hazardous or toxic substance, material, emission or waste.

          “Income Tax Expense” means for any period, the aggregate of all taxes on income for such period, whether current or deferred, determined in accordance with GAAP.

          “Insolvency Proceeding” means any proceeding commenced by or against Borrowers or any guarantor under any provision of the Bankruptcy Code, 11 U.S.C. §101 et. seq., the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors or proceedings seeking reorganization, liquidation, arrangement or other similar relief.

          “Interest Expense” means, for any given period, the aggregate amount of interest paid and/or accrued on account of any debt, plus imputed interest paid or accrued on account of any Capital Leases.

          “Inventory” means all present and future inventory in which either Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, either Borrower’s present and future raw materials, work in process, finished goods and supplies and materials used in or consumed in either Borrower’s business, goods which have been returned to, repossessed by or stopped in transit by either Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrowers’ Business Records relating to any of the foregoing.

          “LIBOR Based Loans” means that portion of the Loans on which interest accrues at the LIBOR Rate.

          “LIBOR Interest Period” is defined as a calendar month.

          “LIBOR Loan Tranches” means a particular portion of the LIBOR Based Loans to which a particular LIBOR Interest Period applies.

          “LIBOR Rate” means an annual rate of interest determined by Lender as being the rate available at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Reuters Screen “LIBOR”, in accordance with the usual practice in such market, for 30 day LIBOR loans in effect two Business Days prior to the first Business day of each calendar month. LIBOR Based Loan (including those requested in connection with the conversion of a Prime Based Loan to a LIBOR Based Loan in accordance with Section 3.5 hereof), or for a LIBOR Based Loan which Borrowers have elected to continue as a LIBOR Based Loan beyond the expiration of the then current LIBOR Interest Period with respect thereto, for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Based Loan which shall then be loaned by the Lender to Borrowers as of the time of such determination, as such rate may be adjusted by the reserve percentage applicable during the LIBOR Interest Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for a national bank with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such LIBOR Interest Period (“Eurocurrency Reserve Requirement”), as reasonably applied to loans of this type. Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the quotient of (i) the offered rate divided by (ii) one minus the Eurocurrency Reserve Requirement.

          “LIBOR Rate Option” is defined in Section 3.5 below.

          “Line of Credit” means the revolving line of credit provided for in this Agreement.

          “Loan Documents” means, collectively, this Agreement, the Notes, the Canadian Loan Documents, any security agreements, pledge agreements, assignments, deeds of trust, mortgages or other encumbrances or agreements which secure or relate to the Obligations or the collateral security for the Obligations, any guaranties of the Obligations, any lock box or blocked account agreements and any other agreements entered into between either Borrower and Lender relating to or in connection with this Agreement.

          “Loans” means the Revolving Loans, the Term Loans and the Cap-X Loan together with any other loans or advances made by Lender to Borrowers.

          “Material Adverse Effect” means relative to any occurrence of whatever nature (including any determination in litigation, arbitration or governmental proceeding or investigation) involving or affecting either Borrower that Lender reasonably determines will or does have a materially adverse effect on:

A.	The assets, business, profits, properties, condition (financial or otherwise), operations or foreseeable financial prospects of a Borrower as a consolidated business; or

B.	The ability of a Borrower to perform any of their payment or other material obligations under this Agreement, any other Loan Documents or the transactions contemplated thereby.

          “Multiemployer Plan” means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrowers or any ERISA Affiliate.

          “Negotiable Collateral” means all of each Borrower’s present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities, documents, leases and chattel paper, and each Borrower’s Business Records relating to any of the foregoing.

          “Notes” means the Cap-X Note and the Term Notes.

          “Obligations” means all Loans, advances, debts, liabilities (including all amounts charged to Borrowers’ loan account pursuant to any agreement authorizing Lender to charge Borrowers’ loan account), obligations, fees, lease payments, covenants and duties owing by either Borrower to Lender of any kind and description for the payment of money or otherwise, (whether pursuant to or evidenced by the Loan Documents, by the Notes or other instrument or by any other agreement between Lender and either Borrower), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from either Borrower to others which Lender may obtain by assignment or otherwise, and all interest thereon, including any interest that, but for the provisions of laws applicable to any Insolvency Proceeding, would have accrued, and all Expenses which either Borrower is required to pay or reimburse pursuant to the Loan Documents, by law or otherwise.

          “OLV” means the following, determined from time to time by an appraiser acceptable to Lender in its reasonable discretion: the projected net cash proceeds to be derived from the sale and disposition of Borrowers’ Inventory after deduction for all associated costs, expenses and fees as part of a professionally managed liquidation sale taking place over a reasonable time frame not to exceed 8 weeks.

          “Overadvance” means if at any time and for any reason, the aggregate amount of the outstanding Revolving Loans exceeds the dollar or percentage limitations set forth in Section 1A of this Agreement.

          “Paid in Full” means fully, finally and indefeasibly paid in full and no further obligations exist on the part of Lender to lend or extend financial accommodations to or for the benefit of one or more Borrowers.

          “Permitted Canadian Provinces” means Canadian Provinces and territories other than Nunavut, Yukon, and the Northwest Territories.

          “Permitted Liens” means:

          (a)      liens for taxes, assessments or governmental charges, and liens incident to construction, which are either not delinquent or are being contested in good faith by a Borrower by appropriate proceedings, which will prevent foreclosure of such liens, and against which adequate reserves have been provided, and upon demand by Lender, with adequate security being posted with Lender;

          (b)      liens or deposits in connection with workers’ compensation or other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business; and

          (c)      security interests or mortgages granted to Lender;

          (d)      liens arising from taxes, assessments, charges or claims that are not yet due or that remain payable without penalty;

          (e)      zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the applicable Borrower;

          (f)      liens evidenced by the Loan Documents;

          (g)      liens imposed by law, such as liens of landlords, warehouses, mechanics and materialmen arising in the ordinary course of business for sums not yet due, or which are discharged of record (by payment or bonding, or otherwise);

          (h)      unless as a matter of applicable law such lien could, in Lender’s counsel’s reasonable opinion, have priority over Lender’s security interest, any judgment lien which does not exceed, in any single instance, $100,000 or, when added to the amounts of any other judgment lien(s) then outstanding as to both Borrowers, in the aggregate $250,000, unless such judgment or judgments shall not, within thirty (30) days after the entry thereof have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty (30) days after expiration of such stay;

          (i)      lien filings for informational purposes only with respect to equipment leases entered into in the ordinary course of business;

          (j)      ordinary deposits made to utility companies, governmental or quasi-governmental agencies for or in connection with the provision of services; and

          (k)      those liens listed on Schedule 6.3.

Notwithstanding anything to the contrary in the foregoing, “Permitted Liens” shall in no event include (i) any lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Laws, (ii) any lien on any inventory of Borrowers, or (iii) any lien on any distribution licenses or distribution contracts issued to and held by, or entered into by, Borrowers.

          “Plan” means any plan described in ERISA Section 3(2) maintained for employees of Borrowers or any ERISA Affiliate, other than a Multiemployer Plan.

          “PPSA” means the Personal Property Security Act (Ontario), as amended from time to time.

          “Prime Rate” means the variable rate of interest, per annum, which is quoted from time to time in The Wall Street Journal as the base “prime rate” on corporate loans posted as of such time by at least 75% of the nation’s 30 largest banks, adjusted daily. The Prime Rate is nothing more nor less than an index for determining the interest rate payable under the terms of this Agreement. The Prime Rate is not necessarily the best rate, or any other definition of rates, offered by Lender.

          “Real Estate” means all real estate and rights in real estate (including leasehold interests) owned by either Borrower.

          “Reportable Event” means a “reportable event” as that term is defined and applied in connection with ERISA.

          “Reserves” means a borrowing base reserves established by Lender in its reasonable discretion based upon commercial lending practices.

3. LINE OF CREDIT, OTHER LOANS, INTEREST AND PAYMENTS

     3.1      Revolving Line of Credit. From time to time during the Term, so long as an Event of Default has not occurred or if an Event of Default has occurred, such Event of Default has been timely remedied, Lender will, in its discretion and subject to the terms and conditions set forth in this Agreement, make Revolving Loans to Borrowers in such amounts as Borrowers may request, provided that the aggregate principal amount of all Revolving Loans shall not exceed the Revolving Advance Limit. The Revolving Loans may be borrowed, repaid and reborrowed according to the terms of this Agreement.

          Borrowers may request from time to time Revolving Loan advances by submitting a signed, completed Borrowing Base Certificate to Lender, in each case given no later than 11:00 a.m. (Detroit, Michigan time) on the Business Day of the proposed Revolving Loan advance. Subject to the terms and conditions of this Agreement, Lender will make the proceeds of each such requested Revolving Loan advance available to Borrowers on the day requested.

          Lender shall not be obligated to make Revolving Loans to Borrowers at any time; each Revolving Advance which is made under this Agreement will be made at the option of, and in the discretion of, Lender. The Revolving Loans will not be evidenced by a promissory note and a copy of Lender’s books and records related to the Revolving Loans shall constitute prima facie evidence of the outstanding amount of Revolving Loans.

          Should an Overadvance exist, Borrowers shall immediately make principal reduction payments of such excess to Lender as are required to reduce the outstanding balance of the Revolving Loans such that no Overadvance exists.

     3.2      Term Loans. Simultaneous with the execution of this Agreement, the Borrowers have obtained from Lender, Term Loans, which shall be evidenced by the Term Notes. In addition to principal payments called for by the Term Notes, Borrowers shall be obligated to make additional principal payments (the “Excess Cash Flow Payments”) on account of the Term Loans equal (a) when there is any principal balance owing on Term Note B, 50% of Borrowers’ Excess Cash Flow (the “50% Payments”) and (b) after all of the obligations owing under Term Note B have been repaid, 20% of Borrowers’ Excess Cash Flow (the “20% Payments”). The 20% Payments will be limited to a maximum of $200,000 in any one fiscal year and are due and payable within the sooner of (a) 120 after the end of each of Borrower’s fiscal years, or (b) 30 days after Borrowers’ receipt of audited annual financial statements (the “Payment Date”). The 50% Payments are limited to the lesser of (a) 50% of Borrower’s Excess Cash flow and (b) the outstanding principal balance of Term Note B from time to time and may be paid in three equal monthly installments beginning with the first installment due on the Payment Date, the second installment due 30 days after the Payment Date and the third installment due 60 days after the Payment Date. The Excess Cash Flow Payments will be applied first against the amounts owing under Term Note B until Term Note B is fully and finally repaid and then against amounts owing under Term Note A or the Cap-X Note, as determined in Lender’s sole discretion.

          3.3      Capital Expenditure Loans.

          A.      Prior to September 30, 2005, provided the Cap-X Condition has been satisfied and no Event of Default has occurred and is continuing, Lender in its discretion will make Cap-X Loans to Borrower on the following terms:

(i)	The aggregate of the original principal amounts of all Cap-X Loans shall not exceed $1.0 million.

(ii)	Cap-X Loans will be made in increments of no less than $100,000 and will be based on up to 80% of the cost value of tangible capital Equipment, excluding shipping, freight and installation costs.

(iii)	The principal amount of Cap-X Loans will be repayable based upon a 36 month amortization.

(iv)	Cap-X Loans shall be evidenced by the Cap-X Note.

(v)	Borrower has provided documentation reasonably acceptable to Lender demonstrating, among other things, the cost of the Equipment and the fact that the Equipment is owned by Borrowers free and clear of all liens, security interests and adverse claims.

     B.     Lender shall not be obligated to make Cap-X Loans at any time; each Cap-X Loan which is made under this Agreement will be made at the option of, and in the discretion of, Lender.

     C.     All Cap-X Loans will be part of the Obligations for all purposes.

     3.4 Termination Premium. If this Agreement is terminated at any time prior to the expiration of the Term, Borrowers shall be obligated to pay Lender a termination premium equal to the following (the “Termination Premium”):

(a)	2% of the Advance Limit if terminated before November 1, 2005.

(b)	1% of the Advance Limit if terminated after October 31, 2005 but before November 1, 2006.

(c)	.5% of the Advance Limit if terminated after October 31, 2006 but before October 31, 2007.

The Termination Premium will also be due and payable in connection with any termination of this Agreement pursuant to Section 9.6 below and in connection with termination of this Agreement by Lender upon an Event of Default or by or on behalf of Borrower, whether voluntary or involuntary, including upon an Event of Default which is not timely cured within any applicable cure period, and including in connection with termination of this Agreement or payment of the Obligations by any trustee or debtor-in-possession in any Insolvency Proceeding. The Termination Premium is presumed to be a reasonable estimate of the amount of damages sustained by Lender as a result of the early termination of this Agreement and Borrowers agree that such amount is reasonable under the circumstances currently existing.

     3.4 Cross-Defaults and Cross-Collateralization. A default under any Loan or Notes is a default under any all other Notes and Loans and under all Obligations. All Collateral secures all Obligations.

     3.5 Interest Rates; Default Interest Rates.

          (a)      Generally.

               The aggregate outstanding amount of all Obligations shall bear interest at the rates set forth in Section 1A above, with the Borrowers having the option (subject to the terms set forth below) to elect a LIBOR Base Rate for certain Loans. The aggregate outstanding amounts of the Obligations shall bear interest, from and after the occurrence of an Event of Default and without constituting a waiver of any such Event of Default, at the rate of two percent (2.0%) per annum above the otherwise applicable Base Rate(s). All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, based on the aggregate amount of the Obligations that are outstanding on each day. Interest shall continue to accrue until all of the Obligations are paid in full.

          (b)      LIBOR Rate Option.

     (1)     Provided no Event of Default has occurred and is continuing, Borrowers shall have the option to have the unpaid principal balance of up to 80% of the Loans bear interest at the applicable LIBOR Base Rate (“LIBOR Rate Option”). If the LIBOR Rate Option is elected, the portion of the Loans that bear interest at the LIBOR Rate (and each LIBOR Loan Tranche) shall be in $250,000 increments and not less than $500,000 in the aggregate. Borrowers shall not have more than three (3) LIBOR Loan Tranches outstanding at any time

     (2)     Borrowers shall elect the LIBOR Rate Option by giving Lender written notice (in the form of Schedule 3.8) at least three Business Days prior to but no more than five Business Days prior to the last Business Day of each calendar month of Borrowers’ intention to have a portion of its outstanding Term Loan or Revolving Loans treated as LIBOR Based Loans during the, succeeding calendar month. If Borrowers fail to timely continue a LIBOR Loan Tranche that is expiring, such LIBOR Loan Tranche shall be converted to a Prime Based Loan and shall accrue interest at the Prime Base Rate during the succeeding calendar month, but Borrowers shall continue to have the right to elect the LIBOR Rate Option at the end of such succeeding month by timely giving written notice as provide above.

     (3)     The LIBOR Rate may be automatically adjusted by Lender on a prospective monthly basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits, or increased costs due to changes in applicable law or regulation or the interpretation thereof, occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in any applicable law or regulation that increases the cost to Lender of funding LIBOR Based Loans. Lender shall promptly give the Borrowers notice of such a determination and adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such adjustment, absent manifest error. The Borrowers may, by written notice to Lender, (A) request Lender to furnish to the Borrowers a statement setting forth the basis for adjusting such LIBOR Based Rate and the method for determining the amount of such adjustment; and/or (B) prepay the LIBOR Based Loan with respect to which such adjustment is made, subject to the requirements of Section 3.5(f) and 3.4, if applicable.

     (4)     In the event that the Borrowers shall have requested the LIBOR Rate Option in accordance with this Agreement and Lender shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Loan and for the LIBOR Interest Period specified are unavailable, impractical, or unlawful, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of funds, of making or maintaining the principal amount of the requested LIBOR Based Loan specified by the Borrowers, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the applicable LIBOR Rate, Lender shall promptly give notice of such determination to the Borrowers that the rate based on the LIBOR Rate is not available. A determination by Lender hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (A) the right of Borrowers to select, convert to, or maintain a LIBOR Based Loan at the rate based on the LIBOR Rate shall be suspended until Lender shall have notified the Borrowers that such conditions shall have ceased to exist, and (B) the Loans subject to the requested LIBOR Rate Option shall accrue interest as Prime Based Loans.

     (c)     Limitation on LIBOR Based Loans. Upon the occurrence and continuance of an Event of Default, Lender, in its sole discretion, may eliminate the LIBOR Rate Option and the availability of LIBOR Based Loans.

     (d)     Conversion. Following the occurrence of an Event of Default, at the option of Lender, all LIBOR Based Loans may be converted to Prime Based Loans, which conversion is independent of Lender’s other rights under this Agreement.

     (e)     Prepayment LIBOR Based Loans. In addition to Borrowers’ obligations under Section 3.4, if applicable, no portion of any LIBOR Based Loan may be prepaid at any time unless Borrowers first satisfy in full their obligations under Section 3.5(f) arising from such prepayment.

     (f)     Indemnity/Loss of Margin.

     (1)     Borrowers shall indemnify, defend and hold harmless Lender against any and all loss, liability, cost or expense which Lender may sustain or incur as a consequence of (i) any failure of Borrowers to obtain, convert or extend any LIBOR Based Loan after notice thereof has been given to Lender; or (ii) any payment, prepayment, termination or conversion of a LIBOR Based Loan made for any reason on a date other than the last day of the applicable LIBOR Interest Period; Borrowers shall pay the full amount thereof to Lender on demand.

     (2)     In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, or other similar requirement with respect to deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by Lender and the result of any of the foregoing is to increase the costs of Lender, reduce the income receivable by or return on equity of Lender or impose any expense upon Lender with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement upon notice from Lender, Borrowers agree to pay such Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense after presentation by Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Lender’s calculation of the amount (in determining such amount Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.

     3.6      Payments. All payments, including any prepayments, by Borrowers on account of principal, interest, fees, or other Obligations must be made without setoff or counterclaim to Lender at the address specified on the first page of this Agreement in lawful money of the United States of America and in immediately available funds. If any payment under this Agreement or the Notes becomes due on a day other than a day which is a Business Day, its maturity will be extended to the next succeeding Business Day, and with respect to payments of principal and interest thereon, will be payable at the then-applicable rate during such extension.

     3.7      Crediting Payments. For the purpose of calculating Borrowing Base availability for Revolving Loans, the receipt by Lender of any wire transfer or electronic funds transfer of funds, check or other item of payment shall be applied immediately to provisionally reduce the Obligations, but such receipt shall not be considered a payment on account unless such wire transfer or electronic funds transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. For the purpose of calculating interest, the receipt by Lender of any check or other item of payment shall be deemed to have occurred two (2) Business Days after the date Lender actually receives such item of payment and as to any wire transfer or electronic funds transfer, two (2) Business Days after the date Lender actually receives such item of payment. In the event any check or other item of payment is not honored when presented for payment, Borrowers shall be deemed not to have made such payment. Notwithstanding anything to the contrary contained herein, any wire transfer, electronic funds transfer, check or other item of payment received by Lender after 1:00 p.m., Detroit, Michigan time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

     3.8      Payment Mechanics. As an administrative convenience to Borrowers to ensure the timely payment of amounts owing by Borrowers to Lender under this Agreement, Borrowers hereby request Lender to advance for the account of Borrowers an amount each month sufficient to pay interest accrued on the principal amount of the Obligations during the immediately preceding month and all monthly principal installments or other payments due under the Notes or other Loan Document and amounts from time to time sufficient to pay all fees and Expenses owing by Borrowers under this Agreement. Borrowers authorize Lender, in Lender’s sole discretion, to make a Revolving Loan for Borrowers’ account of a sum sufficient each month to pay, on the due date thereof, all interest accrued on the principal amount of the Obligations during the immediately preceding month and all monthly principal installments or other payments due under the Notes or other Loan Documents and sums from time to time sufficient to pay, on the due date thereof, all fees and Expenses owing by Borrowers under this Agreement, and Lender may apply the proceeds of each such Revolving Loan to the payment of such interest, installments, fees and Expenses. Lender will provide Borrowers with an invoice or receipt for all items charged to the Revolving Loans pursuant to this paragraph. Each Revolving Loan made pursuant to this Section 3.8 shall thereafter accrue interest at the rate then applicable under this Agreement. Lender shall not be obligated to make Revolving Loans under this Section 3.8, and such Loans shall be made in Lender’s discretion.

     3.9      Appointment of Agent. Subsidiary hereby appoints Parent as its agent for purposes of requesting Loans, signing Borrowing Base Certificates and providing Lender with any information requested by Lender in connection with this Agreement, the Loan Documents and to receive any notices from Lender hereunder or thereunder. Subsidiary ratifies the acts of Parent pursuant to this section and agrees that Lender shall have the right to rely on certificates, requests, Borrowing Base Certificates and other documents and information provided by Parent in its capacity as agent for Subsidiary with the same legal effect as if the same were signed and/or delivered by

Subsidiary. The appointment of Parent as agent pursuant to this Section 3.9 is coupled with an interest and shall be irrevocable until all Obligations are fully and finally paid.

     3.10      Allocation of Expenses. Because of the interrelationship of the Borrowers and the benefits to each Borrower of being a party to a consolidated financing arrangement with Lender, Borrowers agree that Lender may charge all Expenses to the Revolving Loans and any reallocation between the Borrowers shall have no effect on Lender’s rights under this Agreement.

4. CONDITIONS OF BORROWING

          Notwithstanding any other terms of this Agreement, Lender is not required to make any Loan to Borrowers under this Agreement unless all of the following conditions are met at or prior to the time such Loan is made:

     4.1      Representations True. Borrowers’ representations and warranties in this Agreement (and in all agreements referred to or executed in connection with this Agreement) are true in all material respects as of the date of each Loan or advance under this Agreement with the same effect as though such representations and warranties had been made by the Borrowers at such time.

     4.2      No Default. No Event of Default under this Agreement exists, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under this Agreement, and no suit or proceeding at law or in equity or of any governmental body has been instituted or, to the knowledge of the Borrowers, threatened which, in either case, would materially and adversely affect Borrowers’ financial condition or business operations.

     4.3      Counsel Opinion. Simultaneous with the execution of this Agreement, Lender must have received from Borrowers a reasonably satisfactory legal opinion(s) as to: (a) the due authorization, execution and delivery by Borrowers of this Agreement, the Notes, and all documents and agreements referred to or executed in connection with this Agreement; (b) the due authorization, validity and binding effect of the Loans contemplated by this Agreement and of the Notes; (c) Borrowers’ due incorporation, existence and qualification as a foreign corporation where the Borrowers are qualified; and (d) such other matters as Lender may reasonably require relating to the validity and enforceability of this Agreement. The Borrowers must also execute and deliver to Lender or its counsel all documents Lender may request concerning Borrowers’ status and authorization to enter into the transactions contemplated by this Agreement.

     4.4      Adverse Developments. Since the date of the financial statements most recently furnished to Lender, there has been no material adverse change in the business, prospects, operations or condition, financial or otherwise, of the Borrowers or any of the properties or assets of the Borrowers.

5. SECURITY FOR THE OBLIGATIONS

     5.1      Grant of Security. Borrowers hereby grant Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of all Obligations and to secure the prompt performance by Borrowers of each of its covenants and duties in this Agreement and any other agreements with Lender. Lender’s security interest in the Collateral shall attach to all Collateral without further act on the part of Lender or Borrowers other than execution of this Agreement and the GSA by the applicable Borrowers. Borrowers have no authority, express or implied, to dispose of, sell or transfer any of the Collateral other than (a) sales of Inventory to buyers in the ordinary course of business, and (b) sales of obsolete Equipment having a net book value of less than $50,000 per year in the aggregate.

     5.2     Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers shall, upon the request of Lender, immediately endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.

     5.3     Additional Documentation. At the request of Lender, Borrowers shall execute and deliver to Lender, all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Lender may reasonably request, in form reasonably satisfactory to Lender, to perfect and continue perfected Lender’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated hereunder and under the other Loan Documents.

     5.4     Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender) as Borrowers’ true and lawful attorney-in-fact. Pursuant to this power of attorney, Lender, or Lender’s agent, may, without notice to Borrowers and in either a Borrower’s or Lender’s name, but at the reasonable cost and expense of Borrowers, at such time or times as Lender in its reasonable discretion may determine: (a) send notifications to Account Debtors requiring that payment of all Accounts be sent to Lender or a lockbox designated by Lender, and upon the occurrence and continuation of an Event of Default, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of either Borrower’s rights and remedies with respect to the collection of the Accounts; (b) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (c) upon the occurrence and continuation of an Event of Default, prepare, file and sign either Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (d) sign Borrowers’ names on and/or file any of documents described in Section 5.3 or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Lender’s security interest in the Collateral; (e) upon the occurrence and continuation of an Event of Default, sign either Borrowers’ name on any invoices, bills of lading, freight bills, chattel paper, documents, instruments or similar documents or agreements relating to the Accounts, Inventory or other Collateral, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts and notices to Account Debtors; (f) send requests for verification of Accounts; (g) endorse either Borrower’s name on any checks, notes, acceptances, money orders, drafts or other items of payment or proceeds relating to any Collateral that may come into Lender’s possession and deposit the same to the account of Lender for application to the Obligations; (h) upon the occurrence and continuation of an Event of Default, do all other acts and things necessary, in Lender’s determination, to fulfill either Borrower’s obligations under this Agreement or any of the other Loan Documents; (i) upon the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of either Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to either Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrowers; (j) upon the occurrence and continuation of an Event of Default, use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral and to which either Borrower has access; (k) upon the occurrence and continuation of an Event of Default, make, settle and adjust all claims under either Borrower’s policies of insurance relating to the Collateral, make all determinations and decisions with respect to such policies of insurance and endorse the name of either Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance; (l) upon the occurrence and continuation of an Event of Default, sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; and (m) upon the occurrence and continuation of an Event of Default, settle, adjust or compromise disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and, in furtherance thereof, execute and deliver any documents and releases that Lender determines to be necessary. The appointment of Lender as each Borrower’s attorney-in-fact and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and this Agreement has been terminated.

     Notwithstanding anything contained herein to the contrary, any actions taken by Lender to enforce or realize on its security under this Agreement shall be subject to all applicable laws, including but not limited to the PPSA and BIA.

     5.5      Right To Inspect. Lender, through any of its officers, employees or agents, shall have the right at any time or times during the applicable Borrower’s usual business hours, or during the usual business hours of any third party having control over any of either Borrower’s Business Records, to inspect the Business Records in order to verify the amount or condition of, or any other matter relating to, the Collateral or either Borrower’s financial condition. Lender also shall have the right at any time or times during the applicable Borrower’s usual business hours to inspect and examine the Inventory and the Equipment and to check and test the same as to quality, quantity, value and condition. If an Event of Default has occurred or if Lender reasonably believes that an Event of Default has occurred, Lender may conduct any of the inspections referenced in this Section 5.5 at any time without regard to the applicable Borrower’s or any third party’s usual business hours.

     5.6      Commercial Tort Claims. In the event that any Borrower at any time after the date of this Agreement shall have any Commercial Tort Claim, such Borrower shall promptly notify Lender thereof in writing, which notice shall (a) set forth in reasonable detail the basis for and nature of the Commercial Tort Claim, and (b) include the express grant by such Borrower to Lender of a security interest in the Commercial Tort Claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by a Borrower to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any Commercial Tort Claim described in the notice shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.4 or otherwise arising by the execution by Borrowers of this Agreement or any of the other Loan Documents, Lender is hereby irrevocably authorized at any time to file financing statements naming Lender or its designee as secured party and the applicable Borrower as debtor, or any amendments to any financing statements, covering any Commercial Tort Claim as Collateral. In addition, Borrowers shall promptly upon Lender’s request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may reasonably require in connection with any Commercial Tort Claim.

6. REPRESENTATIONS AND WARRANTIES

     In order to induce Lender to make Loans as provided in this Agreement and to accept any Notes, each Borrower individually represents and warrants to Lender as follows:

     6.1      Organization. Parent is a Corporation duly organized and existing under the laws of the State of Ohio, and Subsidiary is a corporation duly organized and existing under the laws of Canada and the execution, delivery and performance of the Loan Documents, including this Agreement and the issuance of the Notes as provided in this Agreement are within each Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of either Borrower’s articles of incorporation, bylaws, unanimous shareholder declaration, charter or other formation and organizational documents and do not require the consent or approval of any governmental body, agency or authority. The Borrowers are duly licensed or qualified to do business in all jurisdictions in which the Borrowers have substantial property or business operations, except where any failure to be licensed or qualified would not have a Material Adverse Effect on Borrowers’ assets or business.

     6.2      Financial Statements. Borrowers’ balance sheets and the statements of profit and loss and surplus furnished to Lender from time to time will be in all material respects correct and complete and will fairly present Borrowers’ financial condition as of the relevant dates and the results of its operations for the applicable time periods in accordance with GAAP.

     6.3      Liens. Except for Permitted Liens, the Borrowers have good and marketable title to all their assets, including all Collateral, free and clear of all liens and encumbrances.

     6.4      Absence of Conflicting Obligations. The making and execution of the Loan Documents and compliance with its terms and the issuance of the Notes will not result in a breach of any of the terms and conditions of or result in the imposition of any lien, charge, or encumbrance upon any property of the Borrowers pursuant to, or constituting a default under, any indenture or other agreement or instrument to which the Borrowers are a party or by which they are bound.

     6.5      Taxes. Borrowers have no outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against Borrowers. There have been no audits of Borrowers’ federal income tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against Borrowers and all taxes shown by any returns have been paid.

     6.6      Absence of Material Litigation. Except as set forth on Schedule 6.6, the Borrowers are not parties to any litigation or administrative proceeding, nor so far as is known by the Borrowers is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any material adverse change in its properties or the conduct of its business.

     6.7      Absence of Environmental Problems. Except as disclosed in writing to Lender, the Borrowers are in full and complete compliance with all Environmental Laws involving Borrowers’ past or present operations, facilities and property. Further, Borrowers have not been cited for violating any applicable Environmental Laws and Borrowers have, to the best of their knowledge, all necessary environmental permits and licenses to operate its business, except for any non-compliance that would not have a Material Adverse Effect on Borrowers’ assets or business.

     6.8      Legal Name. Each Borrower’s full legal name is exactly as set forth on the signature page of this Agreement and Borrowers have not used any other name since the date of its organization, nor has it used any assumed name, tradename, or tradestyle; provided, however, Parent has previously used the name “Transmation, Inc.” and Subsidiary uses the name “Transcat” as a trade name in Canada.

     6.9      Financing Statements. Except for financing statements covering Permitted Liens and Lender’s liens, no financing statements covering any Collateral, proceeds of Collateral, or any other of Borrowers’ property are on file in any public office.

     6.10      ERISA. No Reportable Event has occurred with respect to any Plan.

     6.11      Broker’s Fees. Borrowers have made no commitment, and have taken no action, that could result in a claim for any brokers’, finders’, or similar fees or commitments in respect to the transactions described in this Agreement. Borrowers agree to pay all finders’ fees or similar fees payable to any persons or entities in connection with this Agreement and to defend and hold Lender harmless against any and all such fees.

     6.12     Principal Place of Business.

     (a)     Each Borrower’s principal place of business, records concerning the Collateral and all other Business Records are located at or about the address set forth at the beginning of this Agreement; and

     (b)     Borrowers will provide Lender with 30 days prior written notice of any change with respect to any of the foregoing.

     6.13      Full Disclosure. This Agreement and all of the Exhibits, Schedules and other written material delivered by the Borrowers to Lender in connection with the transactions contemplated by this Agreement do not contain any statement that is false or misleading with respect to any material fact and do not omit to state a material fact necessary in order to make the statements therein not false or misleading. There is no additional fact that the Borrowers are aware of that has not been disclosed in writing to Lender that materially affects adversely or, so far as the Borrowers can reasonably foresee, will materially affect adversely the Borrowers’ financial condition or business prospects.

     6.14      Non-Affiliation. Borrowers are not affiliated with an Ontario corporation known as “Transcat Inc.,” Ontario Corporation number 1440105, however Subsidiary is authorized to use “Transcat” as a tradename in Canada.

     6.15      Intellectual Property. The Borrowers own or possess adequate licenses or other rights to use all patents, processes, trademarks, trade names, and copyrights necessary to conduct their business as now conducted or presently intended to be conducted and the Borrowers have no reason to believe that any such rights conflict or will conflict with the rights of others. All of Borrowers’ patents, trademarks and copyrights are described in the Collateral Assignment of Intellectual Property and Security Agreement executed by Borrowers in favor of Lender in connection with the Original Loan Agreement.

     6.16      Compliance With Law. Except where failure to comply would not have a Material Adverse Effect on either Borrower’s assets or business, Borrowers are in compliance with all laws and regulations applicable to it, its business and properties. Borrowers have all licenses, permits, orders and approvals that are required under any governmental law or regulation in connection with the Borrowers’ business and properties (“Permits”). No notice of any violation has been received with respect of any Permits and no proceeding is pending or, to the best of the Borrowers’ knowledge, threatened to terminate, revoke or limit any Permits.

     6.17      Accounts. All of Borrowers’ Accounts constitute bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of each Borrower’s business, and, in the case of Accounts created by the sale and delivery of Inventory, the Inventory giving rise to such Accounts has been delivered to the Account Debtor. At the time of the creation of each Eligible Account or the assignment thereof to Lender, each such Eligible Account is unconditionally owed to Borrowers without defense, dispute, offset, counterclaim or right of return or cancellation and Borrowers have not received notice of actual or imminent bankruptcy, insolvency or material impairment of the financial condition of the Account Debtor regarding such Eligible Account.

     6.18      Labor Matters. No strikes or other labor disputes against Borrowers are pending or, to Borrowers’ knowledge, threatened. To the best of Borrowers’ knowledge, hours worked by and payment made to employees of Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from Borrowers on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Borrowers. Except as set forth in Schedule 6.18, Borrowers have no obligation under any collective bargaining agreement, management agreement, consulting agreement or any employment agreement. There is no organizing activity involving Borrowers pending or, to Borrowers’ knowledge, threatened by any labor union or group of employees. Except as set forth in Schedule 6.18, there are no representation proceedings pending or, to Borrowers’ knowledge, no group of employees of Borrowers has made a pending demand for recognition. Except as set forth in Schedule 6.18, there are no complaints or charges against Borrowers pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrowers of any individual.

     6.19      Subsidiaries. Except as set forth on Schedule 6.19, Borrowers have no subsidiaries (other than Parent which has one subsidiary, namely the Subsidiary) and is not engaged in any joint venture or partnership with any other person, or is an affiliate of any other person. Except as set forth on Schedule 6.19, there are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which Borrowers may be required to issue or sell any of its stock or other equity securities.

     6.20      Deposit Accounts. Schedule 6.20 lists all banks and other financial institutions at which Borrowers maintain deposits and/or other accounts, including any disbursement accounts, and Schedule 6.20 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

     6.21      Customer Relations. There exists no actual or, to Borrowers’ knowledge, threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of Borrowers with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of Borrowers; or (b) the business relationship of Borrowers with any supplier material to the operations of Borrowers. The ratings (“Customer Ratings”) assigned to Borrowers by its customers and any other applicable customer have not been withdrawn, rescinded or downgraded in the past twelve (12) months, nor have Borrowers received any notice of any adverse action taken or proposed to be taken by any customer in respect of any Customer Ratings.

     6.22      Supply Programs. Borrowers do not (a) participate in any resale, “off-load” or other programs under which any of Borrowers’ customers (or any affiliates of any customer) sell or supply Inventory to Borrowers, including without limitation, on a bailment, consignment or another basis, and (b) purchase Inventory on a consignment, trial, or sale or return or similar basis.

     6.23      Special Return Programs. Other than allowing customers to return unused Inventory purchased in the past 30 days if such Inventory remains in the original packaging, in the ordinary course of business Borrowers do not allow customers to return goods (including used goods) for credit against amounts owing to Borrowers.

     6.24      Integrated Operations. The Borrowers operate as an integrated entity and share business operations, functions and services, including sales, marketing, finance, accounting, management, quality control and shipping. Likewise, the Borrowers historically have managed all cash on a divisional basis and presently handle all receipts and disbursements on a divisional basis and it is not practicable for Borrowers to manage cash on an individual Borrower basis. As a result of the foregoing, each Borrower will benefit in a direct and substantial way from Loans and advances made by Lender to the Borrowers together and, but for Lender making Loans to the other Borrower and such other Borrower being able to provide business services to the other Borrower, each Borrower’s business operations would be materially and negatively impacted.

     6.25      Flood Hazard. No location at which the Borrowers do business falls within the boundaries of a special flood hazard area so designated by the United States Federal Emergency Management Administration, except for any facilities therein which are covered by appropriate flood insurance.

7. NEGATIVE COVENANTS

          While any of the Obligations remain unpaid, each Borrower must not agree to and must not (without Lender’s prior written consent):

     7.1      Restriction on Liens. Except for Permitted Liens, create or permit to be created or allow to exist any mortgage, pledge, encumbrance, or other lien upon or security interest in any property or assets now owned or acquired in the future by the Borrowers.

     7.2      Restriction on Indebtedness. Create, incur, assume, or have outstanding any indebtedness for borrowed money except:

     (a)     The Obligations;

     (b)     Indebtedness incurred in the ordinary course of each Borrower’s business for necessary materials, supplies, etc., all of which (other than items disputed in good faith) must be due not more than 90 days from the date of invoice and none of which may be more than 60 days past due;

     (c)     Indebtedness for Permitted Liens.

     (d)     Indebtedness consented to by Lender, and if required by Lender, subordinated to the Obligations pursuant to subordination agreements acceptable to Lender;

     (e)     Subject to the Capital Expenditure limitations in this Agreement, indebtedness incurred in connection with the purchase or lease of Equipment.

     7.3      Mergers; Consolidations; Disposition of Assets. Merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any part of its property, assets or business (other than by sales of Inventory or Equipment permitted by this Agreement).

     7.4      Sale and Leaseback. Enter into an agreement under which Borrowers lease or purchase any property that Borrowers have sold or are to sell.

     7.5      Dividends, Distributions and Redemptions. Except for dividends payable in shares of its stock, pay or declare any dividend, or make any other distribution on account of any shares of any class of its stock, or redeem, purchase, or otherwise acquire directly or indirectly, any shares of any class of its capital stock.

     7.6      Investments. Make any loans or advances to, or investments in, other persons, corporations or entities, except:

     (a)     investments in (i) bank certificates of deposit and savings Accounts; (ii) obligations of the United States; and (iii) prime commercial paper maturing within 90 days of the date of acquisition by the Borrower.

     (b)     loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items, not to exceed in the aggregate $25,000 outstanding at any time.

     7.7      Contingent Liabilities. Guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of business.

     7.8      Salaries and Other Compensation. Pay salaries, bonuses, profit sharing payments, consulting or management fees, or any other compensation (other than historical base salaries) of any kind to Borrowers’ members, shareholders, affiliates, officers or directors which is not consistent with the compensation plans provided to Lender prior to the date of this Agreement or increase officers’ aggregate base salaries by more than 15% in any calendar year.

     7.9      Stock. Except as set forth on Schedule 7.9, pledge, hypothecate or otherwise encumber or sell or otherwise transfer any shares of any class of its capital stock or make any change in either Borrower’s capital structure.

     7.10      Nature of Business. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those engaged in on the date of this Agreement.

     7.11     Insider Transactions. Except as set forth on Schedule 7.11, enter into, or permit or suffer to exist, any transaction or arrangement with any shareholder, member, employee, director, officer, affiliate, or member of management, except on terms that are reasonably comparable to what Borrowers could obtain in arm’s-length transactions, with persons who have no relationship with Borrowers.

     7.12     Capital Expenditures. Make or incur liabilities for Capital Expenditures exceeding $1,000,000 in fiscal year 2005 (ending March 26, 2005), or $1,500,000 in subsequent fiscal years during the period from March 27, 2005 to the end of the Term.

     7.13      Catalogue Spending. Exclusive of the amortization of any prepaid expenses related to the development, printing and mailing of Big Cat, spend in excess of $300,000 in fiscal year ending March 26, 2005 for the development, printing and mailing of Big Cat (net of Big Cat advertising rebates). In subsequent years, the parties will agree in good faith on the annual cap on such expenses to account for changes in costs to Borrowers.

8. AFFIRMATIVE COVENANTS

          While any of the Obligations remain unpaid, each Borrower must at all times:

     8.1      Insurance. Maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, including the Collateral, with Lender’s loss payable and noncontributory mortgagee/secured party clauses in Lender’s favor, protecting Lender’s interest, as such interest may appear, together with such policies of business interruption insurance and products liability insurance as Lender may reasonably request and insurance in accordance with all applicable workers’ compensation laws. Such insurance must be in such form, with such companies, and in such amounts as is reasonably acceptable to Lender, insuring against liability for damage to persons or property, and must provide for thirty (30) days prior written notice to Lender of cancellation or material alteration. Borrowers must provide Lender with the original policies of insurance for all such coverages, true copies of the policies or other proof of insurance reasonably acceptable to Lender, showing that Lender’s interest has properly been endorsed on the applicable policy. Lender may, in its sole discretion, on 30 days written notice to the Borrowers, require the Borrowers to obtain additional or different insurance coverages as Lender may reasonably request.

     8.2      Existence; Payment of Taxes and Other Liabilities. Maintain its corporate existence and pay all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, before the same become delinquent and before penalties accrue on these debts and obligations except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for such payments, and, upon demand by Lender, posting with Lender of adequate security to protect Lender.

     8.3     Accounting Records; Reports. Maintain a standard and modern system for accounting in accordance with generally accepted accounting principles consistently applied throughout all accounting periods, and furnish to Lender:

     (a)     borrowing base certificates (each, a “Borrowing Base Certificate”) on the last Business Day of each week (unless Excess Availability is less than $750,000, then on a daily basis).

     (b)     sales registers, which must be provided simultaneously with each Borrowing Base Certificate.

     (c)     Within 20 calendar days after the end of each month, as of the last day of the preceding month, aging and summary reports of Accounts and accounts payable in such form and detail as Lender may request.

     (d)     Within 20 calendar days of each month end, a perpetual Inventory listing in such form and detail as Lender may reasonably request.

     (e)     Within 30 calendar days after the end of each month of each fiscal year, a consolidated balance sheet of the Borrowers as of the close of each such month and of the comparable month in the preceding fiscal year, and statements of income and surplus of the Borrowers for each month and for that part of the fiscal year ending with each such month and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of the Borrowers.

     (f)     As soon as available and in any event within 90 calendar days after the close of each fiscal year of Borrowers, a copy of Borrowers’ consolidated detailed long-form audit report for such year and accompanying financial statements, as prepared by independent certified public accountants of recognized standing selected by the Borrowers and reasonably acceptable to Lender, together with all management letters, which report shall be accompanied by an unqualified opinion of such accountants, in form satisfactory to Lender, to the effect that the financial statements fairly present the financial condition of the Borrowers and the results of its operations as of the relevant dates.

     (g)     Within 90 calendar days after the end of each fiscal year of Borrowers, a schedule showing all insurance policies which the Borrowers had in force as of the end of such fiscal year, signed by an officer of the Borrowers.

     (h)     (1) As soon as possible and in any event within 30 calendar days after Borrowers know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrowers setting forth details as to such Reportable Event and the action which the Borrowers propose to take with respect to the Reportable Event, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation, (2) promptly after the filing with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan administered by the Borrower, promptly after receipt, a copy of any notices the Borrowers may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by the Borrowers; provided, however, this subpart shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (4) within five Business Days of filing, copies of any filings made with the Securities and Exchange Commission, NASDAQ or any other regulatory or governmental agency.

     (i)     At least 30 calendar days prior to the end of each fiscal year end, preliminary pro forma cash flow, profit and loss and balance sheet forecasts for the succeeding 12 month period subject to revision by Parent’s board of directors within 30 days of the fiscal year end.

     (j)     Within each monthly financial statement delivered by Borrowers, a letter of “covenant compliance” regarding Borrowers’ obligations under this Agreement, delivered to Lender and prepared, in form and substance acceptable to Lender, signed by an officer of Borrowers.

     (k)     Unless sooner requested by Lender, within 90 days of each fiscal year end, a listing of the names and addresses of each Borrower’s customers during the prior 12 months.

     (l)     All other reports, documents and information that Lender may reasonably request.

At Lender’s request, information and reports required to be submitted to Lender by Borrowers (or Parent on behalf of Borrowers), to the extent practicable, shall be transmitted by electronic mail and shall be in a record layout format designated by Lender from time to time. All information sent by electronic mail shall be deemed an authenticated record sent by the individual and entity whose electronic mail address is provided thereon as “sender” or initiating party.

     8.4      Inspections. Permit Lender’s representatives to visit and inspect any of Borrowers’ properties and premises and examine, copy (by electronic or other means) and abstract any Business Records and Collateral records at any reasonable time, during business hours, and as often as may be reasonably desired.

     8.5      Litigation. Promptly furnish Lender, in writing, the details of all material litigation, legal or administrative proceedings, or other actions of any nature adversely affecting either Borrower, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice under any applicable Environmental Laws, commenced after the date hereof, in which more than $50,000.00 is at issue.

     8.6     Audits and Examinations. Permit Lender’s representatives to conduct on-site audits and examinations (an “Examination”) of Borrowers’ business operations and Business Records as often as Lender desires. Borrowers will pay $850 per day per auditor plus out-of-pocket expenses incurred by Lender for each Examination performed by or on behalf of Lender. Borrowers shall not be obligated to pay for more than two Examinations in any one fiscal year subject to being increased in Lender’s sole discretion. After an Event of Default, Borrowers shall be obligated to pay for all Examinations.

     8.7     Compliance With Laws. Comply in all respects with all material applicable laws and regulations, in effect from time to time, including without limitation all applicable environmental laws and regulations.

     8.8     Maintenance of Properties. Maintain and preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

     8.9     Further Assurances. At Lender’s request, promptly execute or cause to be executed and delivered to Lender any and all documents, instruments and agreements deemed necessary or appropriate to facilitate the collection of any of the Collateral, or otherwise to give effect to or carry out the terms, conditions or intent of this Agreement (or any agreements or documents referred to or incorporated herein).

     8.10      Dominion of Funds. All collections of any nature and kind, including payments and deposits received by Lender and proceeds subject to the liens and security interests of Lender, including, without limitation, proceeds realized from the Collateral, will be turned over to Lender in the form received or, if applicable, deposited into a lockbox or blocked account designated by Lender.

     8.11     EBITDA Covenant. Achieve EBITDA of at least $1.9 million for the four fiscal quarters ending December 25, 2004; $2.2 million for the four fiscal quarters ending March 26, 2005; and $2.5 million at the end of each fiscal quarter thereafter on a trailing 4 fiscal quarter basis.

     8.12     Fixed Charge Coverage Ratio Covenant. Maintain a Fixed Charge Coverage Ratio of at least 1.20:1.00 at the end of each fiscal quarter on a trailing 4 fiscal quarter basis.

9. DEFAULTS

          Without limiting the discretionary nature of Lender’s agreement to make Revolving Loans, if any one or more of the following events (each an “Event of Default” and collectively, “Events of Default”) occurs, then Lender’s obligation to make or accept any Note or any Loan under this Agreement will, at Lender’s option, immediately terminate, and the unpaid principal balance of, and accrued interest on, all Obligations will be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, Note or document:

     9.1     Default in Payment of Obligations. The Borrowers fail to make a payment of any principal or interest when and as due on any Note or any other Obligations, including the Expenses.

     9.2      Default Under Loan Documents. A default in the performance or observance of any term, condition or covenant in any Loan Document required to be observed or performed by either Borrower and which if curable (except for the providing of timely Borrowing Base Certificates or financial reporting called for by Section 8.3 which shall not be subject to a cure period), is not cured within 5 days after either Borrower’s receipt of notice of such default from Lender.

     9.3     Representations or Statements False. Any representation or warranty made by either Borrower in this Agreement or any certificate delivered in accordance with this Agreement, or any financial statement delivered to Lender proves to have been false in any material respect as of the time when made or given.

     9.4      Default on Other Debt. Either Borrower fails to pay all or any part of the principal of or interest on any indebtedness of or assumed by such Borrower for borrowed money as and when due and payable, whether at maturity, by acceleration or otherwise, and such default is not cured within the period of grace, if any, specified in the documents(s) evidencing such indebtedness.

     9.5     Judgments. A judgment is entered against either Borrower which, together with other outstanding judgments entered against the Borrowers, exceeds in the aggregate $100,000, and remains outstanding and unsatisfied, unbonded or unstayed for 10 days after the date of entry of such judgment.

     9.6      Bankruptcy; Insolvency. Either Borrower: (a) becomes insolvent; or (b) is unable, or admits in writing its or their inability to pay debts as they generally mature; or (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its or their property; or (d) files on its behalf or consents to an Insolvency Proceeding; or (e) has an Insolvency Proceeding filed or instituted against it that is not stayed or dismissed within 30 days after it is filed or instituted; or (f) applies to a court for the appointment of a receiver, trustee or custodian for any of its or their assets; or (i) has a receiver, trustee or custodian appointed for any of its or their assets (with or without their respective consent). Provided, however, this Agreement will be deemed terminated immediately upon the entry of an order for relief in any proceeding under title 11 of the United States Code without any action by Lender and in the event of an involuntary proceeding under such statute, Lender will be under no obligation to continue financing hereunder from and after the involuntary proceeding.

     9.7     Reportable Event. If any Reportable Event occurs and continues for 30 days or any Plan is terminated within the meaning of Title IV of ERISA, or a trustee is appointed by the appropriate United States District Court to administer any Plan, or the

Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

     9.8      Material Loss or Material Adverse Effect. Either Borrower suffers (i) a casualty as to any material asset or assets used in the conduct of such Borrower’s business which is not, except for deductibles acceptable to Lender, fully covered by insurance conforming to the requirements of this Agreement; or (ii) an event or occurrence that results in a Material Adverse Effect.

     9.9     Government Lien. A notice of lien, levy or assessment is filed of record with respect to any of Borrowers’ assets by the United States’ or Canadian government, or any department, agency or instrumentality thereof, or by any state, province, county, municipal or other governmental agency or any tax or debt owing at any time hereafter to anyone becomes a lien, whether choate or otherwise, upon any of either Borrower’s assets and the same is not paid on the payment date thereof and, unless such lien, levy or assessment could in Lender’s counsel’s reasonable opinion, take priority over Lender’s security interest, Borrowers do not obtain a release or discharge the same within 30 days after notice or filing of the same.

     9.10     Material Impairment. There is a material impairment of the value or priority of Lender’s security interests in the Collateral.

     9.11     Levy or Attachment. Any material portion of either Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any judicial officer.

     9.12      Intentionally Omitted.

     9.13      Intentionally Omitted.

     9.14      Default By Third Parties. If any guarantor, or any other party to any agreement or instrument with or in favor of Lender entered into or delivered in connection with the Loans or the Collateral materially defaults under any such agreement or instrument.

     9.15     Intentionally Omitted.

     9.16     Indictment – Forfeiture. The conviction by any governmental authority against either Borrower or any of its officers or directors, under any applicable criminal or civil regulatory law where the penalties levied against either Borrower include a fine, penalty or forfeiture of more than $100,000 of property of either Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by either Borrower of its business in the ordinary course.

     9.17      Challenge to Loan Documents.

     (a)     Any challenge by or on behalf of either Borrower or any guarantor to the validity of any Loan Documents or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest or lien created by or in any Loan Document or any payment made pursuant thereto.

     (b)     Any final determination by any court or any other judicial or government authority that any Loan Document is not enforceable in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest or lien created by any Loan Document or any payment made pursuant thereto.

10. REMEDIES ON OCCURRENCE OF AN EVENT OF DEFAULT

     10.1     Right and Remedies. Upon the occurrence of an Event of Default (not cured within the time or grace period specifically provided in Section 9) and subject to any provisions of the PPSA or the BIA applicable to Subsidiary or its assets, Lender has all rights and remedies provided by law, and all such rights and remedies granted under any security agreement relating to the Collateral, and under all other existing and future agreements between Lender and the Borrowers. All such rights and remedies are cumulative. Upon the occurrence of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

     (a)     Declare all Obligations, whether evidenced by this Agreement, the Notes, any of the other Loan Documents or otherwise, immediately due and payable in full;

     (b)     Cease making Loans or advances under this Agreement, any of the other Loan Documents or any other agreement between either Borrower and Lender;

     (c)     Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights, security interests and mortgages in the Collateral and without affecting the Obligations;

     (d)     Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable and, in such cases, Lender will credit Borrowers’ loan account with only the net amounts received by Lender in payment of such disputed Accounts, after deducting all Expenses incurred or expended in connection therewith;

     (e)     Cause Borrowers to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other property of Borrowers or in Borrowers’ possession and conspicuously label said returned Inventory as the property of Lender;

     (f)     Without notice to or demand upon Borrowers, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Lender so requires and to deliver or make the Collateral available to Lender at a place designated by Lender. Borrowers authorize Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien that in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

     (g)     Subject to any requirements or limitations under the PPSA or the BIA applicable to Subsidiary or its assets, without notice to Borrowers (such notice being expressly waived) and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of the Uniform Commercial Code or the PPSA, as applicable), hold or set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Lender (including any amounts received in a lockbox or blocked account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Lender;

     (h)     Subject to any requirements or limitations under the PPSA or the BIA applicable to Subsidiary or its assets, hold, or set off and apply, as cash collateral, any and all balances and deposits of either Borrower held by Lender (including any amounts received in a lockbox or blocked account) to secure the Obligations;

     (i)     Subject to any requirements or limitations under the PPSA or the BIA applicable to Subsidiary or its assets, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral (in the manner provided for herein). Lender is hereby granted a license and right to use, without charge, Borrowers’ respective labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. Borrowers’ rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

     (j)     Subject to any requirements or limitations under the PPSA or the BIA applicable to Subsidiary or its assets, sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

     (k)     Subject to any requirements or limitations under the PPSA or the BIA applicable to Subsidiary or its assets, Lender shall give notice of the disposition of the Collateral as follows:

     (1)     Lender shall give the Borrowers and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

     (2)     The notice will be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 12.8, at least ten Business Days before the date fixed for the sale, or at least ten Business Days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrowers claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Lender;

     (l)     Subject to any requirements or limitations under the PPSA or the BIA applicable to Subsidiary or its assets, Lender may credit bid and purchase at any public sale;

     (m)     Subject to any requirements or limitations under the PPSA or the BIA applicable to Subsidiary or its assets, any deficiency that exists after disposition of the Collateral as provided above shall be paid immediately by Borrowers. Any excess will be remitted without interest by Lender to the party or parties legally entitled to such excess; and

     (n)     In addition to the foregoing, Lender shall have all rights and remedies provided by law and any rights and remedies contained in any other Loan Documents. All such rights and remedies shall be cumulative.

     10.2      No Waiver. No delay on the part of Lender in exercising any right, power or privilege under this Agreement or any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

11. CROSS-GUARANTY.

     11.1     Guaranty. Each Borrower hereby acknowledges and agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by the other Borrowers. Each Borrower agrees that its guaranty obligation hereunder is a guaranty of payment and performance and not of collection, and that its obligations under Section 11 shall be absolute and unconditional, irrespective of, and unaffected by,

     (a)     the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

     (b)     the absence of any action to enforce this Agreement (including Section 11) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof; or

     (c)     the existence, value or condition of, or failure to perfect its lien or security interest against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including, without limitation, the release of any such security); or

     (d)     any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being agreed by each Borrower that its obligations under Section 11 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. Each Borrower agrees that any notice or directive given at any time to Lender which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Agreement (including Section 11) for the reason that such pleading or introduction would be at variance with the written terms of this Agreement (including Section 11), unless Lender has specifically agreed otherwise in writing. It is agreed among each Borrower and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of Section 11 and such waivers, Lender would decline to enter into this Agreement.

     11.2      Demand by Lender. In addition to the terms of the guaranty set forth in Section 11.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if the then outstanding principal amount of the Obligations under this Agreement (together with all accrued interest thereon) is declared to be immediately due and payable, then each Borrower shall, without demand, pay to the holders of the Obligations the entire outstanding Obligations due and owing to such holders. Payment by any Borrower shall be made to Lender, to be credited and applied to the Obligations, in immediately available Federal funds to an account designated by Lender or at the address set forth herein for the giving of notice to Lender or at any other address that may be specified in writing from time to time by Lender.

     11.3      Enforcement of Guaranty. Each Borrower agrees that in no event shall Lender have any obligation (although it is entitled, at its option) to proceed against any other Borrower or any other person or any real or personal property pledged to secure the Obligations before seeking satisfaction from such Borrower, and Lender may proceed, prior or subsequent to, or simultaneously with, the enforcement of Lender’s rights under Section 11, to exercise any right or remedy which it may have against any property, real or personal, as a result of any lien or security interest it may have as security for all or any portion of the Obligations.

     11.4     Waiver. In addition to the waivers contained in Section 11.1 hereof, each Borrower waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Borrower of the Obligations guaranteed under, or the enforcement by Lender of, Section 11. Each Borrower hereby waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the other Borrower’s financial condition or any other fact which might materially increase the risk to such Borrower) with respect to any of the Obligations guaranteed hereunder or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of Section 11. Each Borrower represents, warrants and agrees that, as of the date hereof, its obligations under Section 11 are not subject to any offsets or defenses against Lender or any other Borrower of any kind. Each Borrower further agrees that its obligations under Section 11 shall not be subject to any counterclaims, offsets or defenses against Lender or against any other Borrower of any kind which may arise in the future.

     11.5     Benefit of Guaranty. Each Borrower agrees that the provisions of Section 11 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of any such other Borrower under the Loan Documents. In the event all or any part of the Obligations are transferred, endorsed or assigned by Lender to any person or persons, any reference to “Lender” herein shall be deemed to refer equally to such person or persons.

     11.6      Reinstatement. The provisions of Section 11 shall remain in full force and effect and continue to be effective should any petition be filed by or against either Borrower for liquidation or reorganization, should either Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of either Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Lender, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     11.7      Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 11.11, each Borrower hereby:

     (a)     expressly and irrevocably subordinates to Lender, to the fullest extent possible at all times prior to the expiration or termination of this Agreement, on behalf of itself and its successors and assigns (including any surety) any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, set off or any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any person, and which such Borrower may have or hereafter acquire against any other Borrower or any person in connection with or as a result of such Borrower’s performance of Section 11, or any other documents to which such Borrower is a party or otherwise and agrees not to exercise any of such rights until the Obligations have been Paid in Full;

     (b)     expressly and irrevocably subordinates to Lender any “claim” (as such term is defined in the United States Bankruptcy Code) of any kind against any other Borrower, and further agrees that it shall not have or assert any such rights against any person (including any surety), either directly or as an attempted set off to any action commenced against such Borrower by Lender or any other person until the Obligations are fully and finally paid.

     (c)     acknowledges and agrees (i) that this subordination is intended to benefit Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of Section 11 and (ii) that Lender and its respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.7.

     11.8      Election of Remedies. If Lender, under applicable law, proceeds to realize its benefits under any of the Loan Documents giving Lender a lien or security interest upon any Collateral, (whether owned by any Borrower or by any other person), either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under Section 11. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by Lender. Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against either Borrower shall not impair the other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, if Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under Section 11, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

     11.9      Continuing Guaranty. Each Borrower agrees that the guaranty set forth in Section 11 is a continuing guaranty and shall remain in full force and effect until the payment and performance in full of the Obligations.

     11.10      Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under Section 11 shall be limited to an amount not to exceed as of any date of determination the lesser of:

          (i)     the net amount of all Loans advanced to the other Borrower under this Agreement and then re-loaned or otherwise transferred to such Borrower; or

          (ii)     the amount which could be claimed by the Lender from such Borrower under Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from the other Borrower under Section 11.11 hereof.

     11.11      Contribution with Respect to Guaranty Obligations.

     (a)     To the extent that any Borrower shall make a payment under Section 11 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by the other Borrowers, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrowers for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

     (b)     As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law of the United States, Canada or any political subdivision thereof.

     (c)     This Section 11.11 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 11.11 shall limit the liability of any Borrower to pay any Loans made to that Borrower and accrued interest, and Expenses with respect thereto for which such Borrower shall be primarily liable.

     (d)     The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

     (e)     The rights of the parties under this Section 11.11 shall be exercisable from and after the Obligations have been Paid in Full.

     11.12     Liability Cumulative. The liability of Borrowers under Section 11 is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12. GENERAL TERMS

     12.1     Expenses, Fees and Costs; Indemnification.

     (a)     The Borrowers are responsible for the payment of all Expenses. The Borrowers also agree to indemnify Lender for any and all Claims that may be imposed on, incurred by or asserted against Lender in connection with this Agreement or any Loan Document or transaction contemplated hereby or thereby or the business relationship between Lender and Borrowers.

     (b)     Borrowers’ obligation to pay the Expenses and all of the reimbursement obligations and indemnification obligations provided for in this Section 12.1 are part of the Obligations, are secured by all of the Collateral, and survive the repayment of the Obligations.

     12.2     Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties to this Agreement and shall extend and be available to any holder of the Notes; provided, however, that persons or entities which succeed to the rights of the Borrowers under this Agreement shall not be entitled to enforce any rights or remedies of Borrowers under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement, unless they shall have obtained Lender’s prior written consent to succeed to such rights.

     12.3      Assignments and Participations. Borrowers consent to Lender’s sale of participations in the Loans and to Lender’s assignment of the Loan Documents or any interest therein to any third party. Borrowers also acknowledge and agree that any participation will give rise to a direct obligation of Borrowers to the participant and the participant shall, for purposes of Section 12.1, be considered to be “Lender.”

     12.4      Waivers by Borrowers. Except as otherwise provided for in this Agreement or by applicable law, Borrowers waive: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrowers may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

     12.5      Anti-Waiver; Amendments; and Cumulative Remedies Provisions. No failure or delay on the part of Lender or the holder of the Notes in the exercise of any power or right, and no course of dealing between the Borrowers and Lender or the holder of any Note, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to Lender at law or in equity. No notice to or demand on the Borrowers not required hereunder or under any Note or other agreement shall in any event entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of any Note to any other or further action in any circumstances without notice or demand. Any waiver of any provision of this Agreement, the Notes or other agreement, and any consent to any departure by the Borrowers from the terms of any provision of this Agreement, the Notes or other agreement, shall be effective only in the specific instance and for the specific purpose for which given. Neither this Agreement nor the Notes or other agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and Lender.

     12.6     Controlling Law. Except to the extent Ontario law governs the creation, perfection or enforcement of Lender’s security interest in or to Subsidiary’s Collateral, this Agreement, the Notes and any other agreements between the parties shall be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made and performed within Michigan without regard to conflict of laws provisions.

     12.7     Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

     12.8      Notices. All communications or notices that are required or may be given under this Agreement shall be deemed effective if made in writing (including telecommunications) and, if to Borrowers, addressed to them at the address set forth at the beginning of this Agreement, with a copy to James Jenkins, Harter, Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, New York 14604-2711, and if to Lender, addressed to it at the address specified at the beginning of this Agreement, and a copy to Donald F. Baty, Jr., Honigman Miller Schwartz & Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226, and delivered by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, or like overnight courier service, or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third Business Day after mailing if mailed by first class, registered or certified mail, or on the next Business Day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

     12.9     Loan Agreement Controls. Excluding the Canadian Security Documents that shall govern and control Lender’s rights and remedies against Subsidiary’s Collateral, notwithstanding anything contained in any other agreement referred to in this Agreement or in any other agreement now existing between Lender and the Borrowers to the contrary, in the event of any express conflict between the terms and provisions of such other agreement and those contained in this Agreement, the terms of this Agreement shall govern and control. Notwithstanding the foregoing, this Agreement and the Canadian Security Documents are intended to be interpreted together such that Lender has a first priority lien, security interest and charge on and against all of each Borrower’s personal property, wherever located and whenever acquired.

     12.10     Partial Invalidity. The unenforceability for any reason of any provision of this Agreement shall not impair or limit the operation or validity of any other provisions of this Agreement or any other existing or future agreements between Lender and Borrowers.

     12.11      Legal Rate Adjustment. This Agreement, the Notes and all other Loan Documents between the Borrowers and Lender are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Lender exceed the highest rate of interest permissible under applicable law. If, from any circumstances, fulfillment of any provision of this Agreement or the Notes at the time performance of such provisions shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable to this Agreement and any Loans under this Agreement, then the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to the payment of the principal of the Notes, as the case may be (whether or not then due and payable), and not to the payment of interest, or shall be refunded to the Borrowers, if such principal has been paid in full.

     12.12     Setoff. In addition to any rights and remedies of Lender provided by law, Lender has the right, without prior written notice to the Borrowers, any such notice being expressly waived by Borrowers to the extent permitted by applicable law, upon the occurrence of any Event of Default and so long as such Event of Default is continuing, to set off and apply against any Obligations, whether matured or unmatured, of the Borrowers to Lender, any amount owing by Lender to Borrowers, at or at any time after the happening of any of the above mentioned events, and such right of setoff may be exercised by Lender against Borrowers or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrowers, or against anyone else claiming through or against the Borrowers of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.

     12.13      No Marshalling. Borrowers, on their own behalf and on behalf of their respective successors and assigns hereby expressly waive all rights, if any, to require a marshalling of assets by Lender or to require that Lender first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

     12.14      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied. The obligations of the Borrowers in respect of any sum due in the Original Currency from it to the Lender under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrowers.

     12.15      Reinstatement of Obligations and Security. To the extent that either Borrower makes any payment to Lender or Lender receives any payment(s) or proceeds of Accounts or other Collateral for Borrowers’ benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable doctrine, then, to the extent of such payment(s) or proceeds received, the Borrowers’ obligations or part thereof intended to be satisfied thereby shall be reinstated and continue in full force and effect, and all collateral security therefor shall remain in full force and effect (or be reinstated), as if such payment(s) or proceeds had not been received by Lender, and an appropriate adjustment to Borrowers’ loan balance may be recorded, until payment shall have been made to Lender, which payment shall be due on demand.

     12.16     Survival; Reliance. All agreements, representations and warranties made in this Agreement (and all agreements referred to or incorporated herein) shall survive the execution of this Agreement (and all documents and agreements referred to or incorporated herein) and the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement (or any documents or agreements referred to or incorporated herein) to the contrary, no investigation or inquiry by any party with respect to any matter which is the subject of any representation, warranty, covenant or other agreement set forth herein or therein is intended, nor shall it be interpreted, to limit, diminish or otherwise affect the full scope and effect of any such representation, warranty, covenant or other agreement. All terms, covenants, agreements, representations and warranties of the Borrowers made herein (or in any documents or agreements referred to or incorporated herein), or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by Lender or its agents.

     12.17      Interpretation. This Agreement (and all agreements referred to or incorporated into this Agreement) are being entered into among competent persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement (and all agreements referred to or incorporated herein) will not necessarily be construed against any particular party as the drafter of such language.

     12.18      Independence of Covenants. All covenants hereunder are to be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a default or an Event of Default if such action is taken or such condition exists.

     12.19      Communication with Accountants. Borrowers authorize Lender to communicate directly with its independent certified public accountants including BDO Siedman, LLP and authorizes all such accountants to make available to Lender all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of Borrowers. At or before the initial Revolving Loans are made, Borrowers shall deliver a letter addressed to and acknowledged by such accountants instructing them to make available to Lenders such information and records as Lender may reasonably request and to otherwise comply with the provisions of this Section 12.19. After the closing date, if Borrowers engages the services of accountants other than PriceWaterhouseCoopers, Borrowers shall deliver a letter addressed to and acknowledged by such accountants containing the same terms and provisions as the letter described above.

     12.20      Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Lender with any request or directive of such authority (whether or not having the force of law), including, without limitation, exchange controls, shall make it unlawful or impossible for Lender to maintain any loan or transaction under this Agreement, the Borrowers shall, upon receipt of notice thereof from Lender, immediately repay in full the then outstanding principal amount of all Loans so affected, together with all accrued interest thereon to the date of payment. This provision is for the benefit of Lender and is not intended to increase the yield to Lender above the rates of interests provided for in this Agreement. This Section shall apply only as long as such illegality exists. Lender shall use reasonable, lawful efforts to avoid the impact of such law, treaty, rule or regulation.

     12.21      Copies and Facsimiles. Each Loan Document and all documents and paper which relate thereto which have been or may be in the future furnished to the Lender may be reproduced by any photographic, microfilm, xerographic, digital imaging, or other process, and Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administration proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

     12.22      Communication with Customers. Upon the occurrence and during the continuance of an Event of Default, Borrowers authorize Lender to communicate directly with their customers regarding Borrowers and Borrowers’ business relationship and authorizes Lender to obtain, and the customers to provide, information and documentation regarding Borrowers’ performance of their contracts, purchase orders and other obligations to such customers; provided, however, that the foregoing shall not limit, in any way, Lender’s right to communicate with customers for purposes of verifying Accounts.

     12.23      Certain Rules of Construction. For purposes of this Agreement:

     (a)     Certain References. The words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Paragraphs and Exhibits, and similar references, are to Sections or Paragraphs of, or Exhibits to, this Agreement unless otherwise specified.

     (b)     General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all pronouns and any variations thereof refer to the masculine, feminine or neuter, as the identity of the person or persons may require; (iii) all definitions and references to an agreement, instrument or document means such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, restatements, supplements, replacements, or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iv) all references to any party shall include such party’s successors and permitted assigns; (v) “include”, “includes”, and “including” are to be treated as if followed by “without limitation” whether or not they are followed by these words or words with a similar meaning; and (vi) attorneys’ fees shall include allocated costs of in-house counsel.

     (c)     Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement must be interpreted, all accounting determinations hereunder must be made, and all financial statements required to be delivered hereunder must be prepared in accordance with generally accepted accounting principles; provided that, if Borrowers adopt a change in accounting principles (including any changes in generally accepted accounting principles) from those used in preparing the financial statements of Borrowers or that affects in any material respect (as determined by Lender) the computation of or compliance with any of the provisions of this Agreement, then this Agreement shall be amended by the parties in good faith to modify such provisions to take account of such change in accounting principles for the purpose of computing any financial covenants, restrictions or ratios in this Agreement. Unless otherwise noted, all accounting terms shall be interpreted and applied on a consolidated basis for both Borrowers, according to GAAP.

     (d)     Uniform Commercial Code. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted in the State of Michigan to the extent such terms are used or defined in the statute.

     (e)     Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect the interpretation of any of the terms or provisions hereof.

     12.24     Entire Agreement of the Parties. This Agreement, including all agreements referred to or incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the parties), constitute the entire agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings between the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and shall be deemed effective as of the date noted above.

     12.25      ACKNOWLEDGMENT OF BORROWERS. THIS AGREEMENT HAS BEEN FREELY AND VOLUNTARILY ENTERED INTO WITH THE LENDER BY THE BORROWERS, WITHOUT ANY DURESS OR COERCION, AND AFTER THE BORROWERS HAVE EITHER CONSULTED WITH COUNSEL OR HAVE BEEN GIVEN AN OPPORTUNITY TO DO SO, AND THE BORROWERS ACKNOWLEDGE THAT THEY CAREFULLY AND COMPLETELY READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

     12.26     SUBMISSION TO JURISDICTION AND VENUE. ANY JUDICIAL PROCEEDING AGAINST THE BORROWERS BROUGHT BY LENDER WITH RESPECT TO ANY TERM OR CONDITION OF THIS AGREEMENT, OR ANY OTHER PRESENT OR FUTURE AGREEMENT BETWEEN BORROWERS AND LENDER MAY BE BROUGHT BY LENDER IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF MICHIGAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWERS AND LENDER ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER PRESENT AND FUTURE AGREEMENT BETWEEN BORROWERS AND LENDER. BORROWERS WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND OR SURETY WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF LENDER. NOTHING CONTAINED IN THIS SECTION AFFECTS THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWERS AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY PRESENT OR FUTURE AGREEMENT BETWEEN BORROWERS AND LENDER, MAY BE BROUGHT ONLY IN A FEDERAL COURT LOCATED IN THE STATE OF MICHIGAN OR IN STATE COURTS IN OAKLAND COUNTY, MICHIGAN. BORROWERS WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR IN CONNECTION HEREWITH AND MAY NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. BORROWERS OR LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVERS AND CONSENTS CONTAINED HEREIN.

     12.27     WAIVER OF JURY TRIAL. THE BORROWERS AND LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. LENDER AND THE BORROWERS, AFTER CONSULTING COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER THE BORROWERS NOR LENDER SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

TRANSCAT, INC., an Ohio Corporation

By:	/s/ Carl E. Sassano

	Name:	Carl E. Sassano

		Title:	President

TRANSMATION (CANADA) INC., a Canadian Corporation

By:	/s/ Carl E. Sassano

	Name:	Carl E. Sassano

		Title:	President

GMAC COMMERCIAL FINANCE LLC, successor by merger to GMAC Business Credit, LLC

By:	/s/ Daniel J. Manella

	Name:	Daniel J. Manella

		Title:	Senior Vice President

     The Exhibits and Schedules to this Amended and Restated Loan and Security Agreement are listed below. Upon request, Transcat, Inc. will furnish supplementally a copy of an Exhibit or Schedule to the Securities and Exchange Commission.

Exhibits:
3.2A:	Term Note A
3.2B:	Term Note B
3.3:	Cap-X Note

Schedules:
3.8:	LIBOR Notice
6.6:	Litigation
6.18:	Labor Matters
6.19:	Subsidiaries
6.20:	Deposit Accounts
7.9:	Stock
7.11:	Insider Transactions